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                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF HAYNES AND BOONE, LLP]


August 19, 2002


FirstCity Financial Corporation
6400 Imperial Drive
Waco, Texas 76712

Re: Registration Statement on Form S-4

Dear Sirs:

We have acted as counsel for FirstCity Financial Corporation, a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form S-4 under the Securities Act of 1933, as amended ("Registration Statement"), with respect to 3,668,703 shares of its Common Stock, par value $0.01 per share (the "Shares"), to be issued by the Company in connection with the Company's offer to exchange their shares of the Company's New Preferred Stock, par value $0.01 per share, for the Shares and cash.


We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon such corporate records and documents of the Company as we have deemed necessary or appropriate to render this opinion and, where we have deemed appropriate, representations or certificates related to factual matters of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. As to various questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation, the Bylaws, certain minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.



Based on the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Shares have been issued and paid for upon the terms and conditions set forth in the Registration Statement and the exchange offer, the Shares will be validly issued, fully paid and non-assessable.


The opinions expressed above are specifically limited to the General Corporation Laws, as amended, of the State of Delaware and the federal laws of the United States of America. General Corporation Laws shall for this purpose be deemed to include all applicable provisions of the Delaware General Corporation Law as currently in effect, the terms of the Delaware Constitution, and all judicial decisions of the Court of Chancery of the State of Delaware.

This opinion (i) is rendered in connection with the filing of the Registration Statement, (ii) is rendered as of the date hereof, and we undertake no, and hereby disclaim any kind of obligation to advise you of any change or any new developments that might affect any matters or opinions set forth herein, and
(iii) is limited to the matters stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm's name therein.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP